Exhibit 10.16

Execution Version

Project Number 39652

Dated as of April 12, 2018

Loan Agreement

between

CELSE – Centrais Elétricas de Sergipe S.A.

and

International Finance Corporation

Table of Contents

(i)

Schedules

Schedule I	--	Form of Disbursement Readiness Notice
Schedule II	--	Form of Disbursement Limit Order Notice
Schedule III	--	Form of Confirmation
Schedule IV	--	Form of Disbursement Receipt
Schedule V	--	Form of Promissory Note

Annexes

Annex A	--	Methodology for Calculation of the Make Whole Amount

LOAN AGREEMENT (the “Agreement”), dated April 12, 2018 (the “Effective Date”), between:

(1)       CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A., a sociedade anȏnima organized under the laws of Brazil, with its principal place of business in the City of Barra dos Coqueiros, State of Sergipe, at Rodovia Cesar Franco SE 100, 49.140-000, and offices in the City of Aracaju, State of Sergipe, at Avenida Ministro Geraldo Barreto Sobral, 2100, salas 505/506, JFC Trade Center, 49.026-010, and in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.399, 92 A, Landmark, Tower C, 04578-000, enrolled with the CNPJ/MF National Corporate Taxpayers’ Registry of the Finance Ministry under No. 23.758.522/0001-52 (the “Borrower”); and

(2)       INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including Brazil (“IFC”).

RECITALS

WHEREAS, the Borrower intends to develop, construct, finance, own, operate and maintain (a) a combined cycle thermal power plant (the “Plant”) comprised of three combustion turbine generators, three heat recovery steam generators and one steam turbine generator, with a total installed capacity of 1,516 MW, in the City of Barra dos Coqueiros, Sergipe, Brazil, (b) a 33km transmission line delivering the power output generated from the Plant to the public grid at an existing 500KV substation operated by Companhia Hidrelétrica do São Francisco, (c) a gas pipeline delivering regasified LNG generated from a dedicated Floating Storage and Regasification Unit (the “FSRU”) that is owned by Golar Nanook UK Limited and will be operated by Golar Power Latam Serviços Marítimos Ltda. to the Plant (the “Gas Pipeline”) and (d) a suction anchor connecting the FSRU to the Gas Pipeline, in each case as more particularly described in the Transaction Documents (collectively, the “Project”);

WHEREAS, in order to finance the Project Costs, the Borrower, IFC, IDB Invest (in its own capacity and as agent acting on behalf of IDB), the Fiduciary Agent (on behalf of the Senior Debenture Holders) and certain other parties have entered into the Common Terms Agreement, dated as of the date of this Agreement (the “Common Terms Agreement”), which sets out the general terms and conditions pertaining to the financing of the Project; and

WHEREAS, IFC has agreed to lend, and the Borrower has agreed to borrow, a Reais-linked loan in an amount based on the Real equivalent of up to US$200,000,000 subject to the terms and conditions of (a) the Common Terms Agreement and (b) this Agreement, which sets out specific terms and conditions pertaining to such loan facility to be provided by IFC.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Common Terms Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and IFC agree as follows:

ARTICLE I

DEFINITIONS; RULES OF INTERPRETATION; COMMON TERMS AGREEMENT

Section 1.01        Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Common Terms Agreement and the following terms shall have the following meanings:

“Acceleration Event” means (a) the IFC Loan becoming immediately due and payable in accordance with the terms of clause (b) of Section 6.02 (Remedies) of the Common Terms Agreement or (b) the occurrence of an Event of Default under clause (e) of Section 6.01 (Events of Default) of the Common Terms Agreement.

“Adjusted Period” has the meaning assigned to that term in “Valuation Date” of this Section 1.01 (Defined Terms);

“Agreement” has the meaning provided in the introductory paragraph hereof;

“Availability Period” means the period commencing on the Effective Date and ending on the Senior Loan Commitment Termination Date;

“Borrower” has the meaning provided in the introductory paragraph hereof;

“BRL09” or “BRL PTAX” means, for any Valuation Date, the Real/Dollar offered rate for Dollars, expressed as the amount of Reais per one Dollar, for settlement in two (2) Local Business Days, reported by the Central Bank on its website (taxas e cotações) by approximately 1:00 p.m., São Paulo time (or as such reporting is modified from time to time by the Central Bank), on such Valuation Date;

“Calculation Day” means each day that is a Local Business Day;

“Common Terms Agreement” has the meaning provided in the recitals hereof;

“Confirmation” means a confirmation provided by IFC to the Borrower substantially in the form of Schedule III (Form of Confirmation);

“Disbursement Date” means, in respect of an IFC Disbursement, the date on which the proceeds of that IFC Disbursement are released to the Borrower, which shall be a Business Day prior to the Senior Loan Commitment Termination Date;

“Disbursement Fixed Base Rate” means, with respect to an IFC Disbursement, a fixed rate representing IFC’s cost of providing Reais-linked funding, adjusted by the relevant variation of the IPCA.

“Disbursement Limit Order Notice” means, with respect to an IFC Disbursement, a notice from the Borrower to IFC, substantially in the form of Schedule II (Form of Disbursement Limit Order Notice), in which the Borrower sets out the Highest Acceptable Disbursement Fixed Base Rate and the maximum and minimum acceptable Notional Real/Dollar Exchange Rates for that IFC Disbursement;

“Disbursement Readiness Notice” means a notice from IFC relating to an IFC Disbursement in substantially the form of Schedule I (Form of Disbursement Readiness Notice);

“Dollar Equivalent” means:

(a)       with respect to any scheduled payments of principal or interest of the IFC Loan, an amount in Dollars of such principal or interest calculated with reference to the Fixing Rate on the relevant Valuation Date; and

(b)       with respect to the acceleration of the IFC Loan or the prepayment (whether mandatory or voluntary) of an IFC Disbursement, an amount in Dollars to be paid by the Borrower in connection with such acceleration or prepayment, calculated with reference to the Early Payment Fixing Rate on the relevant Valuation Date;

“Early Payment Fixing Rate” means, in connection with the acceleration of the IFC Loan or the prepayment (whether mandatory or voluntary) of any IFC Disbursement, the exchange rate that will be used to convert the Reais amount due to be paid (or prepaid, as the case may be) into a Dollar Equivalent amount, which rate shall be the same rate indicated to IFC by the IFC Hedge Counterparty for purposes of calculating the amount payable by IFC in respect of terminating the currency swap or swaps entered into by IFC for purposes of funding or hedging the IFC Loan being accelerated or the IFC Disbursement being prepaid, as the case may be;

“Early Repayment” has the meaning assigned to that term in Section 3.04(a) (Payment of the IFC Loan upon Acceleration or Prepayment);

“Early Repayment Date” means the date on which an Early Repayment will be made which, (i) in the case of a voluntary prepayment pursuant to Section 2.06 (a) (Voluntary and Mandatory Prepayments; Voluntary Prepayments) of the Common Terms Agreement, shall be the date designated by the Borrower in the relevant notice of prepayment, (ii) in the case of a mandatory prepayment pursuant to Section 2.06(b) (Voluntary and Mandatory Prepayments; Mandatory Prepayments) of the Common Terms Agreement, shall be the date determined in accordance with Section 2.06(b) (Voluntary and Mandatory Prepayments; Mandatory Prepayments) of the Common Terms Agreement and (iii) in the case of acceleration of the IFC Loan pursuant to Section 6.02 (Remedies) of the Common Terms Agreement, shall be the date of the declaration of such acceleration described in such Section;

“Effective Date” has the meaning provided in the introductory paragraph hereof; “EMTA” means the Emerging Markets Traders Association;

“Exchange Rate Divergence” means, with respect to BRL PTAX, and upon notice to the EMTA membership, that, in the reasonable and independent judgement, as notified to EMTA in accordance with the EMTA BRL Exchange Rate Divergence procedures in effect from time to time, of not less than seven (7) unaffiliated EMTA members that are recognized market makers active in the BRL/USD foreign exchange market (no less than four (4) of which shall be active participants in the onshore BRL/USD spot market), the BRL PTAX (following a split of the exchange rates in Brazil or otherwise) no longer reflects the then-prevailing BRL/USD spot rate for standard-size wholesale financial transactions involving the exchange of Reais for Dollars delivered outside of Brazil;

“Fee Letter” means the letter agreement dated April 12, 2018 between IFC and the Borrower, providing for the payment of fees by the Borrower in connection with the IFC Loan;

“First IFC Principal Repayment Date” means the IFC Interest Payment Date occurring on October 15, 2020;

“Fixing Rate” means, with respect to any Valuation Date, BRL PTAX (BRL 09) on such Valuation Date; provided, however, that upon the occurrence of an Unscheduled Holiday, an Exchange Rate Divergence or a Price Source Disruption, the Fixing Rate in respect of the relevant Valuation Date shall be (a) the rate advised to IFC by the applicable IFC Hedge Counterparty, if any (and immediately notified to the Borrower), or (b) if no IFC Hedge has been entered into, or one or more IFC Hedges have been entered into but the applicable IFC Hedge Counterparty is unable to advise IFC of the applicable Fixing Rate, a commercially reasonable rate obtained by IFC (and immediately notified to the Borrower), in each case based on the then prevailing conditions in the market for non-deliverable Reais/Dollar swap transactions;

“FSRU” has the meaning provided in the recitals hereof;

“Gas Pipeline” has the meaning provided in the recitals hereof;

“Highest Acceptable Disbursement Fixed Base Rate” means, with respect to an IFC Disbursement, the highest acceptable Disbursement Fixed Base Rate specified by the Borrower in the relevant Disbursement Limit Order Notice;

“IFC” has the meaning provided in the introductory paragraph hereof;

“IFC Commitment” has the meaning assigned to that term in clause (a) of Section 2.01 (The IFC Loan);

“IFC Disbursement” means a disbursement of the IFC Loan on a Disbursement Date, pursuant to Section 2.04 (Disbursement Procedure);

“IFC Disbursement Account” means an account designated as such to be established and maintained in accordance with the Accounts Agreement;

“IFC Final Maturity Date” means the IFC Interest Payment Date occurring on April 15, 2032;

“IFC Hedge” means a Real/Dollar IPCA-linked non-deliverable swap transaction entered into by IFC for the purposes of funding an IFC Disbursement;

“IFC Hedge Counterparty” means a major international or local bank selected by IFC in its discretion with which IFC enters into an IFC Hedge;

“IFC Interest Payment Date” means April 15 and October 15 of each year, subject to adjustment in accordance with Section 1.03 (Business Day Adjustment), provided that, if the final Valuation Date in respect of an IFC Interest Period is adjusted for any reason, then the IFC Interest Payment Date scheduled to occur on the day following the last day of such Interest Period shall be two (2) Local and New York Business Days after the relevant Valuation Date; provided, further, that, for the avoidance of doubt, no future IFC Interest Payment Date shall be so adjusted solely as a result of a prior IFC Interest Payment Date being adjusted in accordance with the first proviso of this definition and such adjustment of a future IFC Interest Payment Date shall not limit the occurrence of any subsequent adjustment of other IFC Interest Payment Dates;

“IFC Interest Period” means each period beginning on an IFC Interest Payment Date and ending on the day immediately before the next following IFC Interest Payment Date, except in the case of the first period applicable to each IFC Disbursement, when it means the period beginning on the date on which that IFC Disbursement is made and ending on the day immediately before the next following IFC Interest Payment Date;

“IFC Interest Rate” means, with respect to an IFC Disbursement, a rate per annum equal to the higher of (a) the sum of (x) the Disbursement Fixed Base Rate determined by IFC for such IFC Disbursement pursuant to clause (a) of Section 2.04 (Disbursement Procedure) and (y) the IFC Spread and (b) 9.412% adjusted by the relevant variation of the IPCA in respect of such IFC Disbursement, such rate being applied on the outstanding Notional Reais Principal Amount of each IFC Loan in order to calculate the interest payments in accordance with Section 3.03 (Amount of Payments under the IFC Loan);

“IFC Interest Rate Setting Date” means, for each IFC Disbursement, the date on which the relevant IFC Interest Rate is set pursuant to clause (a) of Section 2.04 (Disbursement Procedure);

“IFC Interest Rate Setting Period” means, with respect to a Disbursement Limit Order Notice delivered by the Borrower to IFC in connection with a proposed IFC Disbursement (which may only be delivered on a Local and Washington Business Day), the period beginning on (and including) the first Local and Washington Business Day on which IFC receives such Disbursement Limit Order Notice and ending on (and including) the earlier of:

(a)       5:00 p.m. Washington D.C. time on the fifth (5th) Local and Washington Business Day immediately following the date of such receipt;

(b)       the date on which IFC successfully determines the relevant IFC Interest Rate in accordance with clause (a) of Section 2.04 (Disbursement Procedure); and

(c)       the date on which any revocation of such Disbursement Limit Order Notice becomes effective;

“IFC Loan” means the Reais-linked loan specified in Section 2.01 (The IFC Loan) or, as the context may require, the outstanding principal amount thereof;

“IFC Payment Date” means the relevant payment date of principal, interest or any other amount payable to IFC as provided in this Agreement or in the Common Terms Agreement;

“IFC Principal Repayment Date” means the dates set forth in Section 3.01(a) (Repayment of the IFC Loan), subject to adjustment in accordance with Section 1.03 (Business Day Adjustment), provided that if the final Valuation Date in respect of an IFC Principal Repayment Date is adjusted for any reason, then such IFC Principal Repayment Date shall be two (2) Local and New York Business Days after the relevant Valuation Date;

“IFC Required Senior Debt Service Amount” means, with respect to any IFC Payment Date, the expected minimum amount of principal and/or interest, as applicable, scheduled to be payable on such IFC Payment Date, to be calculated by the Borrower using the method provided for in Section 3.03(a) (Amount of Payments under the IFC Loan), provided that, for purposes of the calculation of such amount for any IFC Payment Date:

(a)       IPCAj shall be equal to sum of (i) the IPCA published on or immediately prior to the Valuation Date in respect of the immediately preceding IFC Payment Date plus (ii) 2.0%;

(b)       the formula to be used for the calculation of the expected minimum amount of interest due in connection with the IFC Loan on the relevant IFC Payment Date shall be ; and

(c)       if applicable, the formula to be used for the calculation of the expected minimum amount of principal due in connection with the IFC Loan on the relevant IFC Payment Date shall be

“IFC Spread” means 5.40% per annum;

“Index Sponsor” means the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística – IB GE);

“Initial IPCA” means, with respect to an IFC Disbursement, the IPCA published on or immediately prior to the IFC Interest Rate Setting Date;

“IPCA” means the Extended National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo – IPCA) calculated and published monthly by the Index Sponsor; provided that, if such index is not publicly available immediately preceding the relevant Valuation Date or, for any reason, no longer exists, then IPCA shall mean the index determined by IFC, acting in a commercially reasonable manner, and based on quotations advised to it by one or more swap counterparties with which IFC entered into Real/Dollar IPCA-linked non-deliverable swap transactions to fund IFC Disbursements (which determination shall be conclusive absent manifest error). The IPCA index is an index related to Brazilian inflation, calculated according to the methodology published by the Index Sponsor, as such methodology may be amended by the Index Sponsor from time to time;

“LIBOR” means the interbank offered rates for deposits in Dollars by the ICE Benchmark Administration Limited (“ICE”) (or NYSE Euronext or any applicable successor entity) which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if the ICE (or NYSE Euronext, or any applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Dollars for the relevant IFC Interest Period, “LIBOR” shall be determined by IFC based on prevailing market practices then in effect;

“Local and New York Business Day” means a day that is both a Local Business Day and a New York Business Day;

“Local and Washington Business Day” means a day that is both a Local Business Day and a Washington Business Day;

“Local Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in São Paulo, SP, Brazil;

“Make Whole Amount” means the amount, if any, payable by the Borrower in connection with a prepayment or acceleration of the IFC Loan, to be calculated in accordance with the relevant provisions of Annex A (Methodology for Calculation of the Make Whole Amount);

“New York Business Day” means a day on which commercial banks settle payments and are open for general business in New York, NY, USA;

“Notional Reais Principal Amount” means, with respect to an IFC Disbursement, the Reais equivalent amount of the Dollar amount being disbursed, as determined by IFC by applying the relevant Notional Real/Dollar Exchange Rate and specified in the relevant Confirmation;

“Notional Real/Dollar Exchange Rate” means the notional Real/Dollar exchange rate to be applied to an IFC Disbursement as set forth in the Confirmation for such IFC Disbursement;

“Plant” has the meaning provided in the recitals hereof;

“Price Source Disruption” means that, with respect to any Valuation Date, the BRL PTAX (BRL 09) is not reported by the Central Bank on its website (taxas e cotações) on such Valuation Date;

“Project” has the meaning provided in the recitals hereof;

“Required Senior Debt Service Amount” has the meaning provided in the Accounts Agreement;

“Scheduled Valuation Date” means, in respect of an IFC Payment Date, the date that is two (2) Local and New York Business Days before such IFC Payment Date, subject to adjustment in accordance with Section 1.03 (Business Day Adjustment);

“Total Reais IFC Cap Amount” means, with respect to the IFC Loan, an amount in Reais, not to exceed seven hundred and sixty-five million Reais (BRL765,000,000);

“Unscheduled Holiday” means a Valuation Date that is not a Local Business Day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in São Paulo, SP, two (2) Local Business Days prior to the Valuation Date;

“Valuation Date” means a Scheduled Valuation Date, except:

(a)       if such date is not a Local Business Day (other than due to the occurrence of an Unscheduled Holiday), the Valuation Date shall be changed to the first preceding Local and New York Business Day; and

(b)       if such date would be a Valuation Date but for the occurrence of an Unscheduled Holiday, a Price Materiality Event or Price Source Disruption, the Valuation Date shall be such later date as shall be (x) advised to IFC by the applicable IFC Hedge Counterparty, if any, or (y) if no IFC Hedges have been entered into, determined by IFC in consultation with a major international or local bank selected by IFC in its discretion, in each case based on the then prevailing conditions in the market for non-deliverable Reais/Dollar swap transactions; provided, however, that if such Valuation Date shall not have occurred on or before the 30th consecutive day following the Scheduled Valuation Date (any such period being a “Adjusted Period”), then the first Local and New York Business Day following the Adjusted Period shall be deemed to be the Valuation Date (and if such day would be a Local Business Day but for the occurrence of an Unscheduled Holiday, such date shall nevertheless be deemed the Valuation Date);

“Washington Business Day” means a day when IFC’s headquarters located in Washington, D.C., USA, are open to conduct operations; and

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02        Rules of Interpretation. The rules of interpretation set forth in Sections 1.02 (Interpretation), 1.05 (Financial Calculations) and 1.06 (Currency Conversion) of the Common Terms Agreement shall apply to this Agreement as if set forth herein.

Section 1.03        Business Day Adjustment. Except as otherwise expressly provided herein, the provisions set forth in Section 1.03 (Business Day Adjustment) of the Common Terms Agreement shall apply to this Agreement as if set forth herein.

Section 1.04      IFC Determination. The determination by IFC of any amount in accordance with this Agreement, including, without limitation the IFC Interest Rate, Make Whole Amount and any fees, shall be final and conclusive and bind the Borrower unless the determination involved manifest error.

Section 1.05        Common Terms Agreement. The Common Terms Agreement and this Agreement shall be read and construed together as one agreement. All terms and conditions of the Common Terms Agreement, as amended from time to time, are deemed to be incorporated by reference into this Agreement and shall be applicable to the IFC Loan hereunder. If any provision of this Agreement conflicts with a provision of the Common Terms Agreement or of any other Financing Document, then the provisions of this Agreement will prevail as between the parties to this Agreement.

ARTICLE II

LOAN AVAILABILITY AND DISBURSEMENTS

Section 2.01        The IFC Loan. (a) Subject to the terms and conditions of this Agreement and the Common Terms Agreement, IFC agrees to lend, and the Borrower agrees to borrow from IFC, an amount based on the Real equivalent of up to US$200,000,000, such amount not to exceed the Total Reais IFC Cap Amount (the “IFC Commitment”), which shall be disbursed in Dollars in accordance with procedures described in Section 2.04 (Disbursement Procedures) and subject to the satisfaction of the conditions precedent to each such IFC Disbursement set forth herein and in the Common Terms Agreement. The IFC Loan shall be repaid in Dollar Equivalent amounts determined with reference to the IFC Loan amount outstanding in accordance with the provisions of Section 3.01 (Repayment of the IFC Loan).

(b)         IFC shall be under no obligation to make any IFC Disbursement if, after giving effect to such IFC Disbursement, the aggregate of all amounts disbursed to the Borrower would be in excess of the IFC Commitment (as such amount may be reduced upon cancellation of the undisbursed portion of the IFC Loan by IFC or by the Borrower pursuant to Section 3.10 (Suspension and Cancellation of IFC Commitment)).

Section 2.02       Use of Proceeds. The proceeds of the IFC Loan (a) shall be applied exclusively to pay or reimburse Project Costs and (b) shall not be used for expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country.

Section 2.03       The Principal Amount of IFC Loan. (a) For the avoidance of doubt, and for purposes of calculating the amount of any principal or interest payment due in relation to an IFC Disbursement, the outstanding principal amount from time to time of that IFC Disbursement shall be deemed to be the Notional Reais Principal Amount specified in the relevant Confirmation, as such amount may be reduced from time to time upon becoming payable in Dollar Equivalent amounts (whether as scheduled payments on any IFC Principal Repayment Date or upon prepayment or acceleration), and in the event any such Dollar Equivalent amount is not paid by the Borrower when due, such amount shall accrue interest in accordance with the provisions of Section 3.08 (Default Interest Rate).

(b)         In respect of any IFC Disbursement, when a disruption in the Reais/Dollar exchange markets results in IFC being unable to determine the Dollar Equivalent of any amount in respect of principal or interest required to be paid under this Agreement, and the applicable IFC Hedge Counterparty is unable to advise IFC of the Real/Dollar rate applicable thereto, the due date for the relevant payment of principal or interest in respect of such IFC Disbursement shall be postponed, and upon IFC being able to determine the Dollar Equivalent in accordance with prevailing market practice or upon such Real/Dollar rate being advised to IFC by the applicable IFC Hedge Counterparty, IFC shall notify the Borrower of the Dollar Equivalent so determined or advised to IFC and the Borrower shall make the relevant payment of principal or interest two (2) Local and New York Business Days after the date of such notice; provided, however, that for purposes of determining amounts of interest to be paid on such date, there shall be no adjustment in the IFC Interest Period on which such payment is based.

(c)          Payment in full of the Dollar Equivalent of each Notional Reais Principal Amount (whether at scheduled maturity, upon prepayment or acceleration) shall be deemed to be repayment in full of the principal amount disbursed in respect of the relevant Disbursement.

Section 2.04        Disbursement Procedure. (a) Subject to the terms and conditions of this Agreement and the Common Terms Agreement, the Borrower may request an IFC Disbursement, during the Availability Period, in accordance with the following procedures, which shall be followed for purposes of determining the Disbursement Fixed Base Rate and the Notional Real/Dollar Exchange Rate in respect of each IFC Disbursement:

(i)           Disbursement Request. The Borrower shall first deliver to the Intercreditor Agent a Senior Loan Disbursement Request, appropriately completed and duly executed by the Borrower’s Authorized Representative, in the case of the first IFC Disbursement, at least twenty five (25) Business Days but no earlier than thirty (30) Business Days prior to the first estimated Disbursement Date, and, in the case of any subsequent IFC Disbursements, at least fifteen (15) Business Days (or such fewer number of Business Days as may be satisfactory to IFC) but no earlier than thirty (30) Business Days prior to each such subsequent estimated Disbursement Date, subject to the limitations to the number of Senior Loan Disbursements set forth in Section 2.03(c) (Senior Loan Disbursement Procedure) of the Common Terms Agreement;

(ii)          Disbursement Readiness Notice. In the case of any IFC Disbursement, provided that IFC is satisfied that all conditions for that IFC Disbursement (A) have been satisfied no later than the date that is ten (10) Business Days prior to the estimated Disbursement Date in respect of such IFC Disbursement or (B) solely with respect to conditions that can only be satisfied on such Disbursement Date, will be satisfied substantially concurrently with such IFC Disbursement, IFC shall deliver to the Borrower a Disbursement Readiness Notice in the form of Schedule I (Form of Disbursement Readiness Notice) no later than the date that is eight (8) Local and Washington Business Days prior to the estimated Disbursement Date in respect of the relevant IFC Disbursement, which Disbursement Readiness Notice shall remain valid and effective for a period of twenty (20) Local and Washington Business Days from the date of such notice, unless withdrawn or cancelled by IFC during such period pursuant to clause (B) of the proviso in this clause (a) of this Section 2.04 (Disbursement Procedure);

(iii)         Disbursement Limit Order Notice. Subject to the terms of this Section 2.04 (Disbursement Procedure), not later than the date that is five (5) Local and Washington Business Days prior to the estimated Disbursement Date in respect of the relevant IFC Disbursement, the Borrower shall deliver to IFC a Disbursement Limit Order Notice in the form of Schedule II (Form of Disbursement Limit Order Notice), setting out (x) the Highest Acceptable Disbursement Fixed Base Rate and (y) the maximum and minimum acceptable Notional Real/Dollar Exchange Rates for that IFC Disbursement;

(iv)        Determining Rate. Upon receipt of the Disbursement Limit Order Notice, and within the applicable IFC Interest Rate Setting Period, IFC shall use reasonable efforts to (x) determine the Disbursement Fixed Base Rate for that IFC Disbursement that does not exceed the Highest Acceptable Disbursement Fixed Base Rate and (y) the Notional Real/Dollar Exchange Rate that is consistent with the applicable range of the Notional Real/Dollar Exchange Rate, in each case as specified in such Disbursement Limit Order Notice; provided, however, that prior to the determination of a Disbursement Fixed Base Rate by IFC during the applicable IFC Interest Rate Setting Period a Disbursement Limit Order Notice may be revoked in writing by the Borrower;

(v)         Acceptable Rate Determined. If, during the applicable IFC Interest Rate Setting Period, IFC is able to determine (x) a Disbursement Fixed Base Rate that does not exceed the Highest Acceptable Disbursement Fixed Base Rate and (y) a Notional Real/Dollar Exchange Rate that is consistent with the applicable range of the Notional Real/Dollar Exchange Rate, in each case as specified in the relevant Disbursement Limit Order Notice, IFC shall as soon as practicable provide the Borrower and the Intercreditor Agent, in writing, a Confirmation (substantially in the form of Schedule III (Form of Confirmation)) setting forth, among others, (x) the IFC Interest Rate determined by IFC, (y) the Notional Real/Dollar Exchange Rate, (z) the Notional Reais Principal Amount and (w) the amount and date of the requested IFC Disbursement; provided that, after such determination by IFC, the relevant Disbursement Limit Order Notice may no longer be revoked by the Borrower;

(vi)       Date of Disbursement if Acceptable Rate Determined. Unless otherwise agreed by the Borrower and IFC, the date of the relevant IFC Disbursement shall be the date specified by the Borrower in the relevant Senior Loan Disbursement Request; provided that such Disbursement Date shall not be earlier than the third (3rd) Local and New York Business Day immediately following the relevant IFC Interest Rate Setting Date;

(vii)       Amount of Disbursement. Unless otherwise agreed by IFC and the Borrower in writing, the amount of the IFC Disbursement will be the Dollar amount specified in the relevant Senior Loan Disbursement Request;

(viii)       Acceptable Rate Not Determined: If, during the IFC Interest Rate Setting Period, IFC is not able to determine a Disbursement Fixed Base Rate that does not exceed the Highest Acceptable Disbursement Fixed Base Rate and/or a Notional Real/Dollar Exchange that is consistent with the applicable range of the Notional Real/Dollar Exchange Rate, in each case as specified in the relevant Disbursement Limit Order Notice, IFC shall as soon as practicable so inform the Borrower in writing and such Disbursement Limit Order Notice shall be deemed withdrawn and cancelled; in such event, the Borrower may, within twenty (20) Local and Washington Business Days following the date of the relevant Disbursement Readiness Notice, deliver to IFC one or more subsequent Disbursement Limit Order Notices, each specifying alternative Highest Acceptable Disbursement Fixed Base Rate and maximum and minimum Notional Real/Dollar Exchange Rates for that IFC Disbursement; provided that each such Disbursement Limit Order Notice shall be delivered to IFC only after the end of the immediately preceding IFC Interest Rate Setting Period;

provided, however, that:

(A)       IFC’s commitment to make each IFC Disbursement is expressly conditional upon IFC successfully obtaining quotes for entering into one or more IFC Hedges with counterparties acceptable to IFC and with notional amounts, payment dates and maturities corresponding to those of that IFC Disbursement (to the extent such IFC Hedges are necessary for IFC to provide such IFC Disbursement to the Borrower under the conditions specified in the related Confirmation);

(B)       IFC may at any time, by written notice to the Borrower, withdraw or cancel the Disbursement Readiness Notice if IFC becomes aware that any condition for that IFC Disbursement was not fulfilled, has ceased to be fulfilled or will not be fulfilled substantially concurrently with the relevant IFC Disbursement, whereupon any Disbursement Limit Order Notice received by IFC in connection with that IFC Disbursement shall be deemed as cancelled and cease to have any effect;

(C)       when all conditions of IFC Disbursement have been fulfilled to the satisfaction of IFC following the withdrawal or cancellation of the Disbursement Readiness Notice, IFC shall send to the Borrower a new Disbursement Readiness Notice, whereupon and within twenty (20) Local and Washington Business Days following the date thereof, the Borrower may send a new Disbursement Limit Order Notice for the IFC Disbursement then being requested;

(D)       notwithstanding anything herein, the Borrower may after making a Senior Loan Disbursement Request, but prior to receiving a Disbursement Readiness Notice or delivering a Disbursement Limit Order Notice, make a written request to IFC to provide an indicative Disbursement Fixed Base Rate for that IFC Disbursement, and IFC shall, as soon as practicable after that request, advise the Borrower of the then-current indicative rate; and

(E)       if the Disbursement Fixed Base Rate for that IFC Disbursement could not be set in accordance with the provisions of this Section 2.04 (Disbursement Procedure) within the period of twenty (20) Local and Washington Business Days from the date of the Disbursement Readiness Notice, the related Senior Loan Disbursement Request shall be deemed as void and without effect and the Borrower must, to request an IFC Disbursement, send to IFC a new Senior Loan Disbursement Request.

(b)        Each IFC Disbursement shall (i) be in a whole amount of not less than the Reais equivalent of four million Dollars (US$4,000,000.00) (subject to the IFC Commitment), (ii) be made in Dollars and (iii) be deposited at a bank in New York, New York, USA, for further credit to the IFC Disbursement Account in accordance with the Accounts Agreement.

(c)         Within two (2) Local Business Days after the relevant date of an IFC Disbursement, the Borrower shall deliver to IFC a signed and notarized receipt for the amount of the relevant IFC Disbursement (substantially in the form of Schedule IV (Form of Disbursement Receipt)).

ARTICLE III

PAYMENT AND REPAYMENT TERMS

Section 3.01       Repayment of the IFC Loan. (a) Subject to Section 1.03 (Business Day Adjustment), the Borrower shall repay the IFC Loan on the following IFC Principal Repayment Dates by repaying each IFC Disbursement in accordance with the following percentages. All payments will be made in Dollar Equivalent, such Dollar Equivalent amount to be determined in accordance with Section 3.03 (Amount of Payments under the IFC Loan) with reference to the following percentages of the Notional Reais Principal Amount of the relevant IFC Disbursement:

IFC Principal Repayment Date	% of the Notional Reais Principal
October 15, 2020	0.5000%
April 15, 2021	3.6500%
October 15, 2021	1.9950%
April 15, 2022	3.6125%
October 15, 2022	0.8250%
April 15, 2023	4.5500%
October 15, 2023	3.1800%
April 15, 2024	3.4500%
October 15, 2024	2.9500%
April 15, 2025	4.2000%
October 15, 2025	4.0250%
April 15, 2026	4.6000%
October 15, 2026	4.7500%
April 15, 2027	4.4650%
October 15, 2027	5.7000%
April 15, 2028	5.9500%
October 15, 2028	5.8500%
April 15, 2029	7.1750%
October 15, 2029	5.8900%
April 15, 2030	7.4250%
October 15, 2030	3.8143%
April 15, 2031	3.8143%
October 15, 2031	3.8143%
April 15, 2032	3.8146%
TOTAL	100%

(b)         Any principal amount of the IFC Loan repaid under this Agreement may not be re-borrowed.

Section 3.02        Interest on the IFC Loan. (a) Subject to Section 3.08 (Default Interest Rate), the Borrower shall, on each IFC Interest Payment Date, pay interest on the outstanding principal amount of the IFC Loan for the period from the relevant Disbursement Date to the date such IFC Loan is paid in full, in respect of each IFC Interest Period immediately preceding such IFC Interest Payment Date, at the IFC Interest Rate. Interest shall accrue from day to day and be calculated as provided in Section 3.03 (Amount of Payments under the IFC Loan).

(b)         Interest on the IFC Loan shall be payable in Dollar Equivalent amounts on each IFC Interest Payment Date. For the avoidance of doubt, for the purposes of calculating the amount of any interest due in relation to an IFC Disbursement, the outstanding principal amount from time to time of that IFC Disbursement shall be the Notional Reais Principal Amount of such IFC Disbursement as provided in Section 2.03(a) (The Principal Amount of IFC Loan).

Section 3.03      Amount of Payments under the IFC Loan. (a) Subject to Section 3.04 (Payment of the IFC Loan upon Acceleration or Prepayment) below, the amount payable in Dollars by the Borrower on each IFC Interest Payment Date and on each IFC Principal Repayment Date in connection with each IFC Disbursement shall be calculated according to the conditions mentioned below:

Total interest amount due in connection with the IFC Loan on each IFC Interest Payment Date:

Total principal amount due in connection with the IFC Loan on each IFC Principal Repayment Date:

Where,

z means the index relative to each IFC Disbursement;

j means the relevant IFC Interest Period;

Vj means the Valuation Date corresponding to the jth IFC Interest Period;

SAj,z means the outstanding principal amount in Reais of IFC Disbursement z on the Valuation Date Vj;

 means the amount in Reais of interest accrued on SAj,z, on the Valuation Date Vj, for the jth IFC Interest Period, without computing the relevant IPCA adjustment;

IAj,z means the amount in Reais of interest accrued on SAj,z, on the Valuation Date Vj, for the jth IFC Interest Period plus the relevant IPCA adjustment with respect to IA unadjusted | (j, z);

IPj,z means the amount of the Notional Reais Principal Amount of the IFC Disbursement z to be repaid on the IFC Principal Repayment Date (if any) corresponding to the jth IFC Interest Period;

IPCAinitial,z means the relevant IPCA published on or immediately prior to the Disbursement Date of the IFC Disbursement z;

IPCAj means the relevant IPCA published on or immediately prior to the Valuation Date Vj;

DFRBz means the Disbursement Fixed Base Rate of the IFC Disbursement z;

CS means the IFC Spread;

ij,z means the number of Calculation Days in the jth IFC Interest Period in relation to the IFC Disbursement z;

TIj means the total interest amount in Dollars to be paid by the Borrower on the IFC Interest Payment Date for the jth IFC Interest Period;

n means the total number of IFC Disbursements that have occurred until the Valuation Date Vj;

SRVj means the Fixing Rate on the Valuation Date Vj;

TPj means the total principal amount in Dollars of IFC Loan to be paid by the Borrower on the IFC Principal Repayment Date (if any) corresponding to the jth IFC Interest Period;

(b)       In connection with and prior to each IFC Interest Payment Date and each IFC Principal Repayment Date for any IFC Disbursement, IFC shall determine the amount of interest and/or principal amount payable on that date in accordance with the provisions hereof and promptly, but in any event at least two (2) Local and New York Business Days prior to the relevant IFC Payment Date, notify the Borrower of such amount(s). The determination by IFC, from time to time, of the amount of interest and/or principal so payable shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

(c)       In order to calculate (i) the Required Senior Debt Service Amount in respect of Senior Debt owed to IFC on any IFC Payment Date or (ii) the amount of principal and/or interest on the IFC Loan expected to be due and payable on any IFC Payment Date for purposes of determining the IFC DSRA Required Balance, the Borrower shall determine, on the date that is two (2) Business Days prior to the commencement of the IFC Interest Period ending on the day immediately before the relevant IFC Payment Date, the IFC Required Senior Debt Service Amount in respect of such IFC Payment Date. The Borrower shall promptly, but no later than two (2) Business Days following such determination, provide written notice to IFC, the Intercreditor Agent and the Collateral Agents of the relevant IFC Required Senior Debt Service Amount.

Section 3.04        Payment of the IFC Loan upon Acceleration or Prepayment. (a) Subject to the terms and conditions of the Common Terms Agreement, this Section 3.04 (Payment of the IFC Loan upon Acceleration or Prepayment) and Section 3.05 (Unwinding Costs), if the Borrower is required to repay the IFC Loan or any portion thereof upon an Acceleration Event or makes any voluntary or mandatory prepayment of any IFC Disbursement under this Agreement, the Common Terms Agreement or any other Financing Document (each such prepayment or repayment, an “Early Repayment”), the amount of such Early Repayment shall be the Dollar Equivalent amount of the Notional Reais Principal Amount of IFC Loan (or such part thereof) to be repaid or prepaid, and the Borrower shall simultaneously with such repayment or prepayment pay the Dollar Equivalent of the interest accrued on the IFC Loan, the Make Whole Amount, the amount payable under Section 3.05 (Unwinding Costs) and all other amounts then due and payable under this Agreement, the Common Terms Agreement or any other Financing Document (including, without limitation, in the case of a voluntary prepayment, the Prepayment Fee), in each case, such Dollar Equivalent amount paid being calculated with reference to the Early Payment Fixing Rate advised to the Borrower by IFC; provided that, solely in the case of a mandatory prepayment pursuant to Section 2.06(b)(i), (ii) or (v) (Voluntary and Mandatory Prepayments; Mandatory Prepayments) of the Common Terms Agreement, the aggregate amount payable in connection with such Early Repayment shall not exceed the amount allocated to the IFC Loan in accordance with Section 2.06(b) (Voluntary and Mandatory Prepayments; Mandatory Prepayments) of the Common Terms Agreement.

(b)         Notwithstanding the obligation of the Borrower to pay to IFC any other amount provided under this Agreement, the Common Terms Agreement or any other Financing Document, the amount of principal, accrued interest and the Make Whole Amount to be paid by the Borrower with respect to the IFC Loan pursuant to Sections 2.06 (Voluntary and Mandatory Prepayments) and Section 6.02 (Remedies) of the Common Terms Agreement shall be calculated according to the conditions mentioned below:

Where,

z means the index relative to each IFC Disbursement;

PD means the relevant Valuation Date on which the amount due in connection with the prepayment or acceleration, as the case may be, of IFC Disbursement z is being calculated;

TAPD,z means the amount, on the Valuation Date PD, of principal and interest in Reais adjusted by the relevant variation of IPCA payable by the Borrower with respect to the prepayment or acceleration, as the case may be, of IFC Disbursement z;

Az means the amount, on the Valuation Date PD, of principal in Reais payable by the Borrower with respect to the prepayment or acceleration, as the case may be, of IFC Disbursement z, without computing the relevant IPCA adjustment;

IPCAinitial,z means the relevant IPCA published on or immediately prior to the date on which IFC Disbursement z was made;

IPCAPD means the relevant IPCA published on or immediately prior to the Valuation Date PD;

DFBRz means the Disbursement Fixed Base Rate of the IFC Disbursement z;

CS means the IFC Spread;

iPD,z means the number of Calculation Days in relation to the IFC Disbursement z for the period (a) commencing on, and including, the Scheduled Valuation Date immediately preceding the last IFC Interest Payment Date prior to the date on which the acceleration or prepayment is taking place and (b) ending on, but excluding, the Valuation Date PD; provided that, if such prepayment or acceleration is taking place before the end of the first IFC Interest Period, such period shall commence on the date on which the first IFC Disbursement was made;

FAPD,z means the amount, on the Valuation Date PD, of principal and interest in Dollar Equivalent payable by the Borrower with respect to the prepayment or acceleration, as the case may be, of IFC Disbursement z;

SRPD,z means the Early Payment Fixing Rate applicable to the IFC Disbursement z on the Valuation Date PD;

FADz means the amount, on the Valuation Date PD, of principal, interest and the Make Whole Amount in Dollar Equivalent payable by the Borrower with respect to the prepayment or acceleration, as the case may be, of IFC Disbursement z;

RCz means the amount, on the Valuation Date PD, of the Make Whole Amount in Dollar Equivalent payable to IFC in connection with the prepayment or acceleration, as the case may be, of the IFC Disbursement z, as determined by IFC in accordance with the methodology set out in Annex A (Methodology for Calculation of the Make Whole Amount);

n means the total number of IFC Disbursements being repaid or prepaid;

TFAD means the amount, on the Valuation Date PD, of principal, interest and the Make Whole Amount in Dollar Equivalent payable by the Borrower with respect to the prepayment or acceleration, as the case may be, of all IFC Disbursements being repaid or prepaid.

(c)       IFC shall determine the amount specified in clause (b) of this Section 3.04 (Payment of the IFC Loan upon Acceleration or Prepayment) and, as soon as practicable thereafter, notify the Borrower of the same. Such determination shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that such determination involves manifest error).

Section 3.05        Unwinding Costs. If IFC incurs any loss, cost or expense that IFC determines is attributable to any of the events specified in Section 2.13(d) (Payment of Fees, Costs and Expenses) of the Common Terms Agreement, then the Borrower shall immediately pay to IFC the amount in Dollars that IFC from time to time notifies to the Borrower as being the aggregate amount of those costs, expenses and losses incurred. For the purposes of this Section 3.05 (Unwinding Costs), “costs, expenses and losses” shall include any reasonable premium, penalty or expense incurred to liquidate, obtain or modify third-party deposits, borrowings or IFC Hedges in order to make, maintain or fund all or any part of any IFC Disbursement or in connection with the prepayment of all or part of any IFC Disbursement or the modification of the repayment terms of any IFC Disbursement, and any costs and expenses associated with any delay in any IFC Disbursement due to the failure of the Borrower to make or maintain any required registration of the relevant terms and conditions of the IFC Loan with the Central Bank. For the avoidance of doubt “costs, expenses and losses” shall exclude the Make Whole Amount for purposes of this Section 3.05 (Unwinding Costs).

Section 3.06      Allocation of Prepayments. Amounts of principal prepaid to IFC under Section 2.06 (Voluntary and Mandatory Prepayments) of the Common Terms Agreement shall be applied in accordance with Sections 2.06(d) (Voluntary and Mandatory Prepayments; Application of Voluntary Prepayments) or 2.06(e) (Voluntary and Mandatory Prepayments; Application of Mandatory Prepayments and Put Price), as the case may be, of the Common Terms Agreement.

Section 3.07        Allocation of Partial Payments. If IFC at any time receives less than the full amount then due and payable to IFC in respect of the Senior Debt Obligations owed to it, IFC shall allocate and apply the amount received as directed by IFC in consultation with the Borrower.

Section 3.08        Default Interest Rate. Without limiting the remedies available to IFC under this Agreement, the Common Terms Agreement, any other Financing Document or otherwise (and to the maximum extent permitted by Applicable Law), but without duplication with any amounts payable under Section 2.09 (Late Charges) of the Common Terms Agreement, if the Borrower fails to pay any Senior Debt Obligation owed to IFC when due as specified in this Agreement, the Common Terms Agreement or any other Financing Document (whether at stated maturity or upon acceleration), the Borrower shall pay in respect of the Dollar Equivalent (in the case of principal or interest) or the Dollar amount (in the case of any other payments, including, without limitation, fees) of such unpaid amount interest at a rate per annum equal to the sum of six-month LIBOR determined on the first day of the relevant default period plus the IFC Spread plus two per cent (2%). Interest at such rate shall accrue and be payable in accordance with Section 2.09 (Late Charges) of the Common Terms Agreement.

Section 3.09       Currency and Place of Payments. (a) The Borrower shall make payments of fees and any other amount due to IFC hereunder or under any Fee Letter, in Dollars, in same day funds, to Citibank N.A. 111 Wall Street, New York, New York, U.S.A., ABA # [***], for credit to IFC’s account number [***], or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 11:00 a.m. local time in New York, New York.

(b)       The Borrower’s payment obligations under this Agreement or the Common Terms Agreement in respect of IFC shall be discharged only to the extent that (and as of the date when) Dollars are received in the account designated in clause (a) of this Section 3.09 (Currency and Place of Payments), notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any currency other than Dollars.

(c)         The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given in respect of amounts payable in Dollars under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, clauses (a) and (b) of this Section 3.09 (Currency and Place of Payments). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, clause (a) of this Section 3.09 (Currency and Place of Payments).

(d)         Notwithstanding the provisions of clauses (b) and (c) of this Section 3.09 (Currency and Place of Payments), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Sections 2.10 (Payments Free of Taxes) and 2.13 (Payment of Fees, Costs and Expenses) of the Common Terns Agreement in connection with the IFC Loan, in accordance with Section 2.07(c) (Currency and Place of Payment) of the Common Terms Agreement.

Section 3.10       Suspension and Cancellation of IFC Commitment. (a) IFC may, by written notice to the Borrower, cancel all or any portion of the undisbursed amount of the IFC Commitment or suspend the right of the Borrower to request IFC Disbursements as provided in Section 2.11 (Suspension and Cancellation of Senior Loan Commitments) of the Common Terms Agreement.

(b)         The Borrower may request IFC to cancel all or any portion of the undisbursed amount of the IFC Commitment in accordance with Section 2.11 (Suspension and Cancellation of Senior Loan Commitments) of the Common Terms Agreement.

(c)          Any undisbursed IFC Commitment shall be immediately cancelled at the end of the Availability Period.

Section 3.11        Fees.

(a)         Fee Letter. The Borrower shall pay to IFC the fees specified in the Fee Letter.

(b)        Other Fees. The Borrower shall pay to IFC all such other fees as may be agreed between IFC and the Borrower after the Effective Date.

ARTICLE IV

CONDITIONS PRECEDENT TO DISBURSEMENT

Section 4.01        Conditions Precedent to First Disbursement. The obligation of IFC to make the first IFC Disbursement is subject to the fulfillment, no later than a date that is ten (10) Business Days prior to the first Senior Loan Disbursement Date, in form and substance, and in a manner, satisfactory to IFC (or to their waiver in IFC’s sole discretion), of each of the conditions set forth in Section 4.03 (Conditions Precedent to the Initial Senior Loan Disbursements) of the Common Terms Agreement.

Section 4.02        Conditions Precedent to All Disbursements. The obligation of IFC to make any IFC Disbursement, including the first IFC Disbursement, is subject to the fulfillment in form and substance, and in a manner, satisfactory to IFC, of the following conditions:

(a)           the Closing Date having occurred;

(b)         no later than a date that is ten (10) Business Days prior to the relevant Senior Loan Disbursement Date, each of the conditions set forth in Section 4.04 (Conditions Precedent to All Senior Loan Disbursements) of the Common Terms Agreement;

(c)           IFC has received a Senior Loan Disbursement Request with respect to such Disbursement in accordance with Section 2.04 (Disbursement Procedure) evidencing the planned use of proceeds, which shall comply with Section 2.02 (Use of Proceeds); and

(d)          in accordance with Section 2.04 (Disbursement Procedure), IFC shall have successfully obtained quotes for entering into one or more IFC Hedges with counterparties acceptable to IFC and with notional amounts, payment dates and maturities corresponding to those of that IFC Disbursement (to the extent such IFC Hedge is necessary for IFC to provide such IFC Disbursement to the Borrower under the conditions specified in the related Confirmation).

Section 4.03        Conditions for IFC Benefit. The conditions in this Article IV (Conditions Precedent to Disbursement) are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

COMMON TERMS

Section 5.01        Representations and Warranties. (a) The representations and warranties set out in Article III (Representations and Warranties) of the Common Terms Agreement are deemed to be made herein, mutatis  mutandis, for the benefit of IFC as if set out in full in this Agreement.

(b)         The Borrower acknowledges that IFC enters into this Agreement and the other Financing Documents on the basis of, and in full reliance on, each of the representations and warranties referred to in Article III (Representations and Warranties) of the Common Terms Agreement.

Section 5.02        Covenants. So long as any amount of the IFC Loan remains available for disbursement or any amount of the Senior Debt Obligations is outstanding under any of the Financing Documents, the covenants set out in Article V (Covenants) of the Common Terms Agreement shall apply herein, mutatis mutandis, for the benefit of IFC as if set out in full in this Agreement.

Section 5.03        Events of Default. (a) The provisions of Article VI (Events of Default) of the Common Terms Agreement are incorporated into this Agreement by reference and shall apply herein, mutatis  mutandis, as if set out in full in this Agreement.

(b)       If, following the occurrence of an Event of Default, as a result of the exercise of remedies by the Intercreditor Agent in connection with the Senior Debt owed to IFC in accordance with Section 6.02 (Remedies) of the Common Terms Agreement, (i) the Borrower is required to repay all or any part of the IFC Loan and/or pay any other amounts owed to IFC accrued under this Agreement or any other Financing Document or the Borrower or (ii) all or any part of the IFC Loan, together with accrued interest, and all other amounts accrued or outstanding under the Financing Documents become immediately due and payable, the Borrower shall immediately repay the Dollar Equivalent of the Notional Reais Principal Amount of the IFC Loan (or, as applicable, the relevant portion thereof) and pay all interest accrued on the IFC Loan, the Make Whole Amount and any other amounts then due and payable to IFC under this Agreement, the Common Terms Agreement or any other Financing Document, in accordance with Section 3.04 (Payment of the IFC Loan upon Acceleration or Prepayment).

(c)         Notwithstanding any provision in this Agreement to the contrary, if any event described in clause (e) of Section 6.01 (Events of Default) of the Common Terms Agreement occurs in respect of the Borrower, the Borrower’s right to request, and any obligation of IFC to make, any IFC Disbursement shall automatically terminate, and the principal of the IFC Loan then outstanding, together with accrued interest thereon and all fees and other Senior Debt Obligations owed to IFC outstanding hereunder, under the Common Terms Agreement or under any other Financing Document that is owed to IFC, shall automatically become immediately due and payable, without any presentment, demand, protest or notice of any kind, all of which the Borrower hereby waives.

ARTICLE VI

MISCELLANEOUS

Section 6.01        Notices. Any notice, request or other communication to be given or made under this Agreement shall be given in accordance with Section 8.01 (Notices) of the Common Terms Agreement.

Section 6.02       Saving of Rights; Remedies and Waivers. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty by the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the Borrower’s affairs, by the execution or the performance of this Agreement, the Common Terms Agreement or any other Financing Document or by any other act or thing which may be done by or on behalf of IFC or any of the Senior Creditors in connection with this Agreement, the Common Terms Agreement or any other Financing Document and that might, apart from this Section 6.02 (Saving of Rights; Remedies and Waivers), prejudice such rights or remedies.

(b)         No course of dealing or waiver by IFC with respect to any IFC Disbursement or any condition to an IFC Disbursement under this Agreement, the Common Terms Agreement or any other Financing Document shall affect or impair any right, power or remedy of IFC with respect to any other IFC Disbursement or condition to an IFC Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any IFC Disbursement or any condition of an IFC Disbursement affect or impair any right, power or remedy of IFC with respect to any other IFC Disbursement or condition of IFC Disbursement.

(c)       Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of clause (b) of this Section 6.02 (Saving of Rights; Remedies and Waivers), the right of IFC to require compliance with any condition under this Agreement, the Common Terms Agreement or any other Financing Document that may be waived by IFC with respect to any IFC Disbursement is expressly preserved for the purposes of any subsequent IFC Disbursement.

(d)       No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, the Common Terms Agreement or any other Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any Default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other Default. The rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 6.03      English Language. (a) All documents to be provided or communications to be given or made under this Agreement, the Common Terms Agreement or any other Financing Document shall be in English language and shall observe the terms and conditions of Section 8.02 (English Language) of the Common Terms Agreement.

(b)       To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Financing Document is in a language other than English, that document or communication shall, if requested by IFC, be accompanied by an English translation in accordance with the terms and conditions of Section 8.02 (English Language) of the Common Terms Agreement.

Section 6.04       Term of Agreement. This Agreement shall continue in force until (a) all outstanding Senior Debt Obligations then due and payable to IFC have been paid and discharged in full and (b) IFC is under no obligation to make any further IFC Disbursements under this Agreement or under any other Financing Document.

Section 6.05       No Third Party Beneficiaries. The agreement of IFC to make extensions of credit to the Borrower on the terms and conditions set out in this Agreement is solely for the benefit of the Borrower, and no other Person (including any Sponsor, Shareholder, Project Party, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman delivering labor, supplies, goods or services to or for the benefit of the Project) shall have any rights hereunder against IFC with respect to the IFC Loan, the proceeds thereof or otherwise.

Section 6.06        Disclosure of Information. Any disclosure of information about this Agreement or any other Transaction Document, or the assets, business, operations or affairs of the Borrower shall observe the provisions of Section 8.06 (Confidential Information) of the Common Terms Agreement.

Section 6.07        Indemnification; No Consequential Damages. The Borrower shall indemnify the Indemnified Persons named in Section 8.03 (Indemnity) of the Common Terms Agreement pursuant to the provisions thereof, which mutatis  mutandis apply in its entirety to this Agreement.

Section 6.08       Successors and Assigns. (a) This Agreement binds and benefits the respective successors and assignees of the parties; provided, however, that the Borrower shall not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of IFC. Any assignment or delegation in violation of this Section 6.08 (Successors and Assigns) shall be void.

(b)         Subject to Section 8.04 (Successors and Assigns) of the Common Terms Agreement, IFC may, without the need of any notice to or consent from any party or any other action, assign, participate or otherwise allot to one or more Persons all or any portion of its rights and obligations under this Agreement, the Note and the other Financing Documents.

Section 6.09        Amendments, Waivers and Consents. Any amendment to, modification of, supplement to, waiver of, or consent given under this Agreement shall not be effective unless (i) in writing and signed by the Borrower and IFC and (ii) in accordance with the terms of the Common Terms Agreement, and shall be binding on the parties hereto and their respective successors and permitted assigns. Any amendment to any provision of the Common Terms Agreement that has been made in accordance with the terms of such agreement shall be deemed to apply to this Agreement to the extent applicable.

Section 6.10       Applicable Law and Jurisdiction. (a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, including the validity, interpretation, construction, breach, enforcement or termination hereof, shall be governed by, and construed in accordance with, the law of the State of New York.

(b)         For the benefit of IFC, the Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any court of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan or in the courts of its domicile but only with respect to actions brought against it, in any legal action, suit or proceeding arising out of or relating to this Agreement. By the execution and delivery of this Agreement the Borrower hereby irrevocably submits to the jurisdiction of any such court and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in any such Action; provided, however, that it is expressly understood and agreed by the parties hereto that the choice of the law to govern this Agreement, the selection of a forum for disputes or any other provision of this Agreement does not in any way constitute or may in any way be interpreted as a waiver by IFC of any of its privileges or immunities granted to it under its Articles of Agreement.

(c)          Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in Brazil, in any other appropriate jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d)         The Borrower agrees irrevocably to designate and appoint Corporation Service Company, with offices at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, or such other Person that IFC approves in writing, as the Borrower’s authorized agent (the “Process Agent”) to receive on its behalf service of legal process in any Action that IFC may bring in respect of this Agreement or any other Financing Document to which the Borrower is a party in any court specified in Section 6.10(b) (Applicable Law and Jurisdiction) above.

(e)         The Borrower shall, for so long as this Agreement is in effect, maintain a duly appointed and authorized agent in the State of New York acceptable to IFC to receive for and on its behalf service of summons, complaint or other legal process in any Action. IFC may bring in the State of New York in respect of this Agreement or any other Financing Document to which the Borrower is a party and shall keep IFC advised of the identity and location of such agent.

(f)         The Borrower further irrevocably consents that, if for any reason the Borrower has no authorized agent for service of process in the State of New York, then service of process may be made out of the courts referred to in Section 6.10(b) (Applicable Law and Jurisdiction) by mailing copies thereof by registered U.S.A. mail to the Borrower at its address specified in Section 8.01 (Notices) of the Common Terms Agreement or in any other manner authorized by the laws of Brazil. IFC shall also send the Borrower by e-mail a copy of any such process.

(g)         To the extent now or hereafter permitted under the laws of Brazil, service of process in the manner provided in this Section 6.10 (Applicable Law and Jurisdiction) in any Action shall be deemed personal service, accepted by the Borrower as such, and shall be valid and binding upon the Borrower for all the purposes of any such Action.

(h)         The Borrower irrevocably waives to the fullest extent permitted by Applicable Law:

(i)       any objection which it may have now or hereafter to the laying of the venue of any Action in any court referred to in this Section 6.10 (Applicable Law and Jurisdiction);

(ii)       any claim that any such Action brought in any such court has been brought in an inconvenient forum; and

(iii)       its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America

(i)          To the extent that the Borrower may, in any Action brought in any of the courts referred to in clause (a) of this Section 6.10 (Applicable Law and Jurisdiction), a court of Brazil or elsewhere arising out of or in connection with this Agreement, the Note or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring IFC in such Action to post security for the Borrower’s costs or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit to the fullest extent now or hereafter permitted under the Applicable Law of the jurisdiction in which such court is located.

(j)       To the extent that the Borrower may be entitled in any jurisdiction to claim immunity for itself or its Property from any Action, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Property, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)       No claim shall be made by the Borrower against IFC or any of its Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim for such damages is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Transaction Documents or any act or omission or event occurring in connection with such documents. The Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(l)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Financing Documents. If an ambiguity or question of intent or interpretation arises, this Agreement and the other Financing Documents shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of any Financing Document or the relative bargaining power of the parties.

Section 6.11        Waiver of Jury Trial. (a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH THE BORROWER IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND FOR ANY COUNTERCLAIM THEREON, BROUGHT BY OR AGAINST IFC IN ANY FORUM.

(b)       THE BORROWER HEREBY ACKNOWLEDGES THAT IFC SHALL BE ENTITLED UNDER APPLICABLE LAW, INCLUDING THE PROVISIONS OF THE INTERNATIONAL ORGANIZATIONS IMMUNITIES ACT OF 1945 (22 U.S.C. §288) OF THE UNITED STATES AND THE REGULATIONS ISSUED THEREUNDER, TO IMMUNITY FROM A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, BROUGHT AGAINST IFC IN ANY COURT OF THE UNITED STATES OF AMERICA.

Section 6.12       Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction. Where terms of any Applicable Law resulting in such prohibition or unenforceability may be waived, they are waived by the parties hereto to the full extent permitted by law so that this Agreement may be deemed valid, binding and enforceable in accordance with its terms.

Section 6.13        Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart to this Agreement by facsimile transmission or “.pdf” electronic format shall be as effective as delivery of a manually signed original.

Section 6.14       Translation and Registration. The Borrower shall provide for the sworn translation of this Agreement into Portuguese and the registration of this Agreement and such sworn translation with the competent Authority in Brazil and shall provide IFC with an original version of this Agreement and its sworn translation into Portuguese duly registered within sixty-five (65) days after the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

CELSE – CENTRAIS ELETRICAS DE SERGIPE S.A.,
as Borrower

By:	/s/ Eduardo Maranhão
Name:	Centrais Elétricas de Sergipe S/A-CELSE
Title:	Eduardo Maranhão
Diretor Presidente

By:	/s/ Ricardo Assef
Name:	Centrais Elétricas de Sergipe S/A-CELSE
Title:	Ricardo Assef
Diretor Financeiro

Witnesses:

By:	/s/ Juliano Protto
Name:	Juliano Protto
CPF:	015.41.335-78

By:	/s/ Eduardo S A Nito
Name:	Eduardo Seiji Aguilera Neto
CPF:	402.234.488-18
3002 8182-8 SS/BA

Signature Page to IFC Loan Agreement

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Frederico Benite Filho
Name:	Frederico Benite Filho
Title:	Principal Business Development Officer IFC – International Finance Corporation

Signature Page to IFC Loan Agreement

SCHEDULE I

to

 Loan Agreement

FORM OF DISBURSEMENT READINESS NOTICE

[IFC Letterhead]

CELSE – Centrais Elétricas de Sergipe S.A.

[CELSE’s Address]

Attn.:__________________________

Facsimile:______________________

Project No. [●]

Disbursement Readiness Notice relating to

Senior Loan Disbursement Request dated [●]

Ladies and Gentlemen:

1.       Reference is made to (i) the Loan Agreement dated as of April 12, 2018 (the “IFC Loan Agreement”), between CELSE – Centrais Elétricas de Sergipe S.A. (the “Borrower”) and International Finance Corporation (“IFC”) and (ii) the Senior Loan Disbursement Request No. [●] for an IFC Disbursement in an amount of [insert Dollar amount against which disbursements up to the Maximum Dollar Amount will be counted] sent on [●] sent on [●]. Capitalized terms used but not defined in this request have the meanings assigned to them in the IFC Loan Agreement.

2.       The Borrower is hereby notified that it can deliver to IFC, within a period of twenty (20)) Local and Washington Business Days from the date of this notice, the Disbursement Limit Order Notice(s) in accordance with the terms of the IFC Loan Agreement.

3.       This notice shall remain valid and effective for a period of twenty (20)) Local and Washington Business Days from the date hereof unless withdrawn or cancelled by IFC during such period.

Sincerely,

INTERNATIONAL FINANCE CORPORATION

By:

Authorized Representative

Schedule I-1

SCHEDULE II

to

 Loan Agreement

FORM OF DISBURSEMENT LIMIT ORDER NOTICE

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:	Director, Global Financial Markets Department

Project No. [●]

Senior Loan Disbursement Request No. [ ]*

Ladies and Gentlemen:

1.             Reference is made to (i) the Loan Agreement dated as of April 12, 2018 (the “IFC Loan Agreement”), between CELSE – Centrais Elétricas de Sergipe S.A. (the “Borrower”) and International Finance Corporation (“IFC”) and (ii) the Senior Loan Disbursement Request No. [●] for an IFC Disbursement in an amount of [insert Dollar amount against which disbursements up to the Maximum Dollar Amount will be counted] (the “Disbursement”) sent on [●]. Capitalized terms used but not defined in this request have the meanings assigned to them in the IFC Loan Agreement.

2.             In accordance with clause (a)(iii) of Section 2.04 (Disbursement Procedure) of the IFC Loan Agreement, the Borrower hereby specifies that:

  (i)       the Notional Real/Dollar Exchange Rate for the Disbursement shall be between [●] and [●] Real/Dollar, and

  (ii)       Highest Acceptable Disbursement Fixed Base Rate shall be [●].

3.             As provided in clause (a)(iv) of Section 2.04 (Disbursement Procedure) of the IFC Loan Agreement, the Borrower acknowledges and agrees that the determination by IFC of the IFC Interest Rate (i) may occur at any time during the IFC Interest Rate Setting Period, (ii) may not be the lowest rate available during the IFC Interest Rate Setting Period and (iii) shall be final and conclusive and shall bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Yours truly,

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By:

Authorized Representative*

*       Each to be numbered in series.

Schedule II-1

Copy to:	Director, [●]
International Finance Corporation

*	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 5 (Form of Loan Party’s Certificate of Incumbency and Authority) to the Common Terms Agreement.

Schedule III-2

SCHEDULE III

to

 Loan Agreement

FORM OF CONFIRMATION

[DATE]

PROJECT NO. [●]

CONFIRMATION OF TERMS

1.             Reference is made to (i) the Loan Agreement dated as of April 12, 2018 (the “IFC Loan Agreement”), between CELSE – Centrais Elétricas de Sergipe S.A. (the “Borrower”) and International Finance Corporation (“IFC”) and (ii) the Senior Loan Disbursement Request No. [●] sent on [●]. Capitalized terms used but not defined in this request have the meanings assigned to them in the IFC Loan Agreement.

2.             This is a Confirmation pursuant to Section 2.04 (Disbursement Procedure) of the IFC Loan Agreement.

Amount of IFC Disbursement:	$__________
Notional Reais Principal Amount:	R$_________
Notional Real/Dollar Exchange Rate:	___________
Initial IPCA:	___________
Disbursement Date:	___________
Disbursement Fixed Base Rate:	___________
IFC Interest Rate for the IFC Disbursement:	___________
Other:	___________

INTERNATIONAL FINANCE CORPORATION

By:

Authorized Representative

Acknowledged and Agreed:

CELSE – Centrais Elétricas de Sergipe S.A.

By:

Authorized Representative*

*	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 5 (Form of Loan Party’s Certificate of Incumbency and Authority) to the Common Terms Agreement.

Schedule III-1

SCHEDULE IV

to

 Loan Agreement

FORM OF DISBURSEMENT RECEIPT

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Manager, Financial Operations Unit

Project No. [●]
Receipt No. [ ]

Ladies and Gentlemen:

We, CELSE – Centrais Elétricas de Sergipe S.A., hereby acknowledge receipt on the date hereof, of the sum of __________ (___) disbursed to us by International Finance Corporation (“IFC”) in connection with the disbursement under the IFC Loan, borrowed under the Common Terms Agreement and the Loan Agreement between the Borrower and IFC dated as of April 12, 2018 (the “IFC Loan Agreement”). Capitalized terms used but not defined in this request have the meanings assigned to them in the IFC Loan Agreement.

Yours truly,

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By

Authorized Representative*

*	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 5 (Form of Loan Party’s Certificate of Incumbency and Authority) to the Common Terms Agreement.

Schedule IV-1

ANNEX A

to

 Loan Agreement

METHODOLOGY FOR CALCULATION OF MAKE WHOLE AMOUNT

This annex explains how the Make Whole Amount associated with a prepayment or acceleration of an IFC Disbursement will be calculated.

The calculation of the Make Whole Amount in relation to any IFC Disbursement will be based on the termination value for IFC of a non-deliverable cross-currency swap (“Hedge Swap”) having the following structure:

(i)	IFC paying the Dollar Equivalent amount of the Reais Notional Amount (as defined below) adjusted by the relevant IPCA indexes and interest at the Disbursement Fixed Base Rate on the pay leg of the Hedge Swap;

(ii)	IFC receiving the Dollars Notional Amount (as defined below) and interest at 6-month LIBOR on the receive leg of the Hedge Swap; and

(iii)	The amortization of the Hedge Swap corresponding to the outstanding amortization of the IFC Disbursement that is being prepaid or accelerated.

The total Make Whole Amount payable under the Agreement will be the sum of the individual Make Whole Amount calculated for each IFC Disbursement.

Calculation Methodology

The Make Whole Amount in respect of each IFC Disbursement is calculated as the greater of (a) Difference Amount and (b) zero, where the “Difference Amount” is the Dollar amount calculated with reference to the Early Repayment Date equal to the difference of (x) the present value of the pay leg of the Hedge Swap and (y) the Reais Notional Amount (adjusted by the relevant IPCA indexes). The present value of the pay leg of the Hedge Swap will be determined by IFC based on market conditions at the time of prepayment or acceleration of the IFC Disbursement3. The Dollar Equivalent amount will be determined using the Early Payment Fixing Rate on the relevant Valuation Date.

For purposes of this Annex, the terms below have the following meaning:

“Reais Notional Amount”: the portion of the Notional Reais Principal Amount being prepaid or accelerated.

“Dollars Notional Amount”: the USD equivalent of Reais Notional Amount using the Notional Real/Dollar Exchange Rate set at the time of the IFC Disbursement.

[1]	Calculated in accordance with Reais/Dollar swap market conventions and ensuring IFC recovers any breakage cost on the receive leg of the Hedge Swap

Annex A-1